Exhibit 1.01

Lantheus Holdings, Inc.

Conflict Minerals Report

For The Year Ended December 31, 2016

Lantheus Holdings, Inc. (together with its subsidiaries, the “Company” or “we”) is filing this Conflict Minerals Report for the 2016 calendar year (this “Report”) in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Rule”). Rule 13p-1 imposes certain due diligence and reporting obligations on public companies that manufacture (or contract to manufacture) any products for which cassiterite, columbite-tantalite, gold, wolframite and their derivatives limited to tin, tantalum, tungsten or gold (“conflict minerals”) are necessary to the functionality or production of those products (conflict minerals meeting this criteria are referred to as “necessary conflict minerals”). The Rule generally imposes heightened due diligence and reporting obligations if a public company knows or has reason to believe that those necessary conflict minerals originated or may have originated in the Democratic Republic of the Congo or any of the adjoining countries (collectively, the “Covered Countries”).

Overview

We are a global leader in the development, manufacture and commercialization of innovative diagnostic medical imaging agents and products that assist clinicians in the diagnosis and treatment of cardiovascular and other diseases. Our imaging agents and products are used across a range of imaging modalities, including nuclear imaging and echocardiography.

We do not purchase necessary conflict minerals from any miners, smelters or refiners directly. Rather, there are several layers of indirect suppliers in the supply chain between us and the original sources of necessary conflict minerals. As a result, we rely on our direct suppliers of products, materials and components to provide information about the source and chain of custody of necessary conflict minerals.

Reasonable Country of Origin Inquiry

We are knowledgeable about the design, manufacture and composition of our commercial products, given our involvement in the original research and development of, technology transfers relating to, and/or the testing and/or manufacture of, those products. As such, our supply chain and manufacturing teams and other subject matter experts within the Company, in consultation with their counterparts at relevant suppliers as appropriate, analyzed our commercial offerings on a product-by-product basis, including by examining product, material and component lists, specifications and other supply chain and quality information and data, to identify whether any of the products that we manufactured (or contracted to manufacture) and delivered to customers during calendar year 2016 contained (or were reasonably likely to contain) any conflict minerals.

This team identified a small number of our products that contained (or were reasonably likely to contain) small amounts of conflict minerals and confirmed that those conflict minerals were necessary to the functionality or production of those products. With this information, the team identified those direct suppliers that supplied materials containing (or reasonably likely to contain) necessary conflict minerals. In accordance with the Rule, we initiated in good faith a reasonable country of origin inquiry, as described below, with those direct suppliers to determine whether the necessary conflict minerals in the materials supplied to us actually or may have originated in the Covered Countries and/or actually or may have originated from recycled or scrap sources.

Due Diligence Measures Performed

We performed the following due diligence measures for the 2016 reporting period, which were designed to conform, in all material respects, with the criteria set forth in the Organisation for Economic Co-Operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, including the supplements on tin, tantalum, tungsten and gold (the “OECD Due Diligence Guidance”), specifically as it relates to “downstream companies,” like us, that are far removed in the supply chain from smelters, refiners, miners or other points of origins of conflict minerals.

Company Management Systems

We took a number of steps described in the OECD Due Diligence Guidance to maintain strong company management systems.

We have assembled a cross-functional team comprised of representatives from senior management and the procurement, supply chain, manufacturing, technical development and legal functions to implement, execute and refine our conflict minerals compliance process. This team is responsible for establishing and implementing our Conflict Minerals Policy, which is available on our website at www.lantheus.com, and the risk-based due diligence contemplated by that policy and legal requirements. Members of this team provide periodic updates to senior management regarding the status of due diligence and compliance efforts.

In general, we engage with suppliers through our supplier onboarding process, supplier quality agreements and quality systems assessments. Most of our contracts with direct suppliers, however, have been in force for many years and historically did not require the supplier to provide us with information regarding the origin of conflict minerals. As we renew existing contracts, or enter into new contracts, with suppliers for products, materials and components that may contain necessary conflict minerals, we are contractually requiring those suppliers to investigate upstream suppliers and sources and provide us information about the source and chain of custody of necessary conflict minerals present in the products, materials and components they supply to us. In the absence of appropriate and effective flow-down provisions, we rely on the voluntary and timely cooperation of our direct suppliers to provide the necessary information on the origin of necessary conflict minerals.

As a way to facilitate transparency and dialogue with our personnel and other stakeholders, we have a dedicated telephone hotline that provides a mechanism for anyone to anonymously report compliance and other complaints, including any concerns related to the conflict minerals supply chain. We have received no calls about our conflict minerals supply chain.

Identification and Assessment of Supply Chain Risk

As discussed under the heading “Reasonable Country of Origin Inquiry” above, we identified those of our specific products that contain (or were reasonably likely to contain) necessary conflict minerals. As we do not have direct relationships with original sources of those necessary conflict minerals, we requested the direct suppliers of materials containing those necessary conflict minerals (as well as other suppliers, to confirm our team’s determination that materials supplied contained no necessary conflict minerals) to complete the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative joint conflict minerals due diligence template in order to help identify the sources of, and chain of custody for, those necessary conflict minerals.

Response to Identified Risks

We implemented a supplier outreach process, tasking our procurement personnel who have the most relevant relationships with these direct suppliers to pursue and review responses provided by those direct suppliers. To the extent supplier responses were incomplete or inconsistent, we conducted further inquiries with those suppliers. Our relative location within the supply chain, several tiers removed from the extraction, transport and refinement of ore and other sources of necessary conflict minerals, makes it difficult for us to trace these minerals back to their country of origin. We are dependent on our direct suppliers, their own due diligence processes and their responsiveness and engagement for this purpose.

Smelter Audits

Because we do not have a direct relationship with smelters or refiners that process conflict minerals, we do not perform or direct audits of these entities within our supply chain. We support the development and implementation of independent third party audits of smelters and refineries sourcing.

Report on Supply Chain Due Diligence

We have filed a Form SD and this Report with the Securities and Exchange Commission and made copies of the Form SD and this Report available on our website at www.lantheus.com.

Due Diligence Results

As discussed above, we do not purchase necessary conflict minerals from any miners, smelters or refiners directly. Rather, there are several layers of indirect suppliers in the supply chain between us and the original sources of necessary conflict minerals. As a result, we rely on our direct suppliers of products, materials and components to investigate and provide information about the source and chain of custody of necessary conflict minerals.

Based on the results of our supplier survey and other information and representations provided by our suppliers, we have determined that the necessary conflict minerals incorporated into one of our products originated solely from recycled or scrap resources. For our other two products that incorporate necessary conflict minerals, our relevant supplier was, at this time, unable to provide us with specific information regarding the country of origin or the smelters related to another necessary conflict mineral incorporated into two of our other products, but it has represented to us in writing that it conducts a reasonable inquiry in order to provide reasonable assurance that its suppliers do not supply, directly or indirectly from their own suppliers, any of those necessary conflict minerals from Covered Countries that contribute to armed conflict or human rights abuses.

Additional Risk Mitigation

Our due diligence program is and will continue to be refined through an iterative process, and our progress is expected to be incremental over time. We plan to take steps to improve our due diligence processes and work toward further mitigating the risk that the necessary conflict minerals in our products could finance or benefit armed groups in the Covered Countries.

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